UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT TWO TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ION-3 CORPORATION
(Name of small business issuer in its charter)

FLORIDA	9995	45-5090229
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

1460 NE 57th Court Ft. Lauderdale, Florida 33334 Tel: (954) 684-0679	1460 NE 57th Court Ft. Lauderdale, Florida 33334 Tel: (954) 684-0679
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
The Vazquez Law Firm
Peter J. Vazquez Jr., Esq.
197 Fairfield Road
Fairfield, New Jersey 07004
Telephone:  (862) 210-8424

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Number of shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock for sale by selling stockholders	8,920,000	$.10	$892,000	$101.68

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated June 27, 2013

ION-3 CORPORATION

8,920,000 Shares of Common Stock

This prospectus relates to periodic offers and sales of 8,920,000 shares of common stock by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling shareholder(s).

Because we are considered a shell company, the selling shareholders are considered underwriters and must sell their respective shares at a fixed price of $.10 per share for the duration of the offering since the nature of the offering is an indirect primary offering by the Company. There is currently no market for our common stock.

We are an emerging growth company and are electing to extend our transition period for meeting new or revised accounting standards. The term ‘emerging growth company’ means an issuer that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. An issuer that is an emerging growth company as of the first day of that fiscal year shall continue to be deemed an emerging growth company until the earliest of –

(A)
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B)
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C)	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or
(D)	The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As a result of being an emerging growth company, we will be disclosing financial information that will be less complete than those of companies meeting the higher accounting standards. As such, investors will not have access to the same level of financial disclosure as they would in companies meeting the higher accounting standards. Accordingly, this lower level of financial disclosure may adversely affect an investor’s availability to gain an accurate view of the Company’s financial situation in order to make a fully informed investment decision.

 There is no market for our securities and a public market may never develop and if a market develops, it may not be sustained. After the effective date of this Registration Statement, we intend to have a market maker file an application with FINRA for our common stock to be eligible for trading on the OTCQB. We currently do not have a market maker who has agreed to sponsor our application with FINRA and there can be no assurance that our common stock will be quoted on a quotation service or that any market for our stock will ever develop. The Company is considered a “shell” company since it has no current operations. As a result, investors should be aware of the highly illiquid nature of the Company’s securities before making as investment in the Company’s shares (See “Risk Factors”).

The information in this prospectus is not complete and may be changed. Selling Shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock is a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Rick Factors” beginning on page 4 to read about risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2013

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	3
RISKS RELATING TO OUR BUSINESS	3
RISKS RELATED TO OUR COMMON STOCK	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	7
SELLING STOCKHOLDERS	7
DESCRIPTION OF SECURITIES	11
INTERESTS OF NAMED EXPERTS AND COUNSEL	13
DESCRIPTION OF BUSINESS	13
General	13
Industry Background	14
The Market	15
Market Strategy
Competition	15
Employees	15
DESCRIPTION OF PROPERTY	16
LEGAL PROCEEDINGS	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
OFF-BALANCE SHEET ARRANGEMENTS	18
EXECUTIVE COMPENSATION	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	24
Financial Statements	25

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, ION-3 CORPORATION. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

ION-3 CORPORATION (the “Company”) is a technology development stage company designed to acquire and develop technical applications from theoretical concept through manufacturing to product sales. The Company was organized under the laws of the state of Florida on January 31, 2012.  Our principal executive offices are located at 1460 Northeast 57th Court, Ft. Lauderdale, Florida 33334 and our telephone number is (954)   684-0679.

The Company intends to be engaged in the development of a “next generation” Lithium Ion battery which is currently in the concept stage. The product we are currently researching and developing is called Advanced Solid State Electrolyte Lithium Ion Battery and abbreviated as (“SSE Li-Ion Battery”). The Company believes that its new battery concept technology will have several features such as non combustible, higher power output, longer lasting life and less cost that will create an advantage in the existing marketplace. Once developed the battery technology is intended to be utilized for many potential applications.

At this time SSE Li-Ion Battery is only a concept, however once developed ION-3 intends to file for the intellectual property, processes and any applicable patent rights for the SSE Li-Ion battery.  The concept for the battery technology is based upon the SSE thin film batteries developed by Oak Ridge National Laboratory for the Department of Energy which the technology is available for commercial use.  ION-3 management studied the current lithium ion battery market place and realized the need for a non combustible, higher output, longer life lithium ion battery that is cheaper to produce.

Ion-3 intends to undertake a 3 year development plan for its battery technology concept and raise a total of $10,100,000 for the technology development.

The first year will be dedicated to the initial engineering and documentation of the design process including the intellectual property, processes, rights and patents.  The company intends on the initial filing of the intellectual property, process and patent during the first year. The company has budgeted $2,000,000 for the first year of development. The incremental costs for the first year are $1375,000 for Engineering, Scientist and Development costs, $100,000 for intellectual property and patent filing costs, and $525,000 for General and Administrative costs.

The second year will be dedicated to prototype development and laboratory testing including establishing  the batteries concepts for the different specific markets.  The company has budgeted $3,600,000 for the second year of development. The second year costs are $2,450,000 for Engineering, Scientist, and Development costs, and $1,150,000 for General and Administrative costs.

The third year of development will be dedicated to the design of the commercial manufacturing process and the unique equipment needed for a Boutique and large commercial Battery Manufacturing facilities.  The company has budgeted $2,500,000 for the third year of development and $2,000,000 in additional working capital to complete the development of the SSE Li-Ion battery technology to a commercially viable lithium ion battery. The third year costs are $740,000 for Engineering, Scientist and Development costs, and $1,660,000 for General and Administrative costs.

We are recently formed and have not yet developed a prototype of our proposed battery. Until such time as we have developed our prototype, we will not be able to begin commercial operations. The Company considers itself a technology development company and from time to time may seek to develop additional technologies. We intend to develop technical applications from theoretical concept through manufacturing to product sales.

Our Offering

This prospectus relates to the sale of a total of 8,920,000 shares of our common stock. Upon the effective date of this registration statement, up to 8,920,000 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders”. One hundred percent (100%) of all outstanding shares held by non-affiliates are being registered for re-sale. All selling shareholders will be deemed to be underwriters and the offering is deemed to be an indirect primary offering. Accordingly, the shares must be sold at a fixed price of $ .10 per share for the duration of the offering since the nature of the offering is an indirect primary offering. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

The Company is becoming a reporting company for the primary purpose of increasing access to the capital markets. In this regard, you should be aware of the following:

●
the Company’s common stock has no market and may or may not become quoted on the over-the-counter market which will limit the selling shareholders’ ability to sell their shares and will also limit the Company’s ability to raise funds through equity financings or to use its shares as consideration;

●	our common stock will likely be a penny stock, which may make it more difficult for holders to sell their shares and negatively impact any trading in our shares;
●	the proceeds from the sale of the shares being registered for resale are insufficient to pay for the costs of the registration of those shares; and
●	our operations will not likely be sufficient to pay for the costs of being a reporting company

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	March 31 2013
Cash	$9,974
Total Assets	$9,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$33,262
Total Current Liabilities	$33,262

STOCKHOLDERS’ EQUITY

Common stock: $.0001 par value, 40,000,000 shares authorized 25,975,000 shares issued and outstanding	$2,598
Additional paid-in-capital	$36,652
Accumulated Deficit	-62,538

Total stockholders’ equity	$-23,288-

Total liabilities and stockholders’ equity	$9,974

Statements of Operations Data

Inception on January 31, 2012 to March 31, 2013
Revenues	$-0-

Operating Expenses	$-62,538

Earnings (Loss)	$-62,538

Weighted average number of shares of common stock outstanding	16,317,974

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are an emerging growth company and we have no operating history upon which you can base an investment decision

Our Company was formed on January 31, 2012, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. We are in the concept development stage and do not have a commercially viable product. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern

Our auditor’s report on our December 31, 2012 and March 31, 2013 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business in the research and development stage. Because our Officers may be unable or unwilling to loan or advance any capital to ION-3 CORPORATION, we believe that if we do not raise at least $500,000 from additional sales of our shares, we may be required to suspend or cease the implementation of our business plans within 6 months.

We have no customers to date; and may not develop sufficient customers to stay in business in the future

ION-3 Corporation, has not sold any products, and may be unable to do so in the future. This is because the Company’s proposed battery is in the concept stage and the Company itself is in the development stage. If the Company is unable to develop sufficient customers for its intended products, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our product development and operations, and if we are unable to obtain funding when needed, our business would fail

We need additional capital to develop our concept to a commercially viable product and to secure the means necessary to deliver our product to our potential customers at their location.  We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations even though we are in the development stage.

If we are unable to establish and maintain relationships with our targeted audience, we would not be able to continue with operations

If and when we are able to move from the concept stage to the commercial development of an ion battery, we will need to establish and maintain both industry related and customer relationships. There is intense competition for these relationships and we may not be able to attract and retain retailers’ or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail

We are heavily dependent on the personal efforts and abilities of our Officers and Directors.  They have been and continue to expect to be able to commit full time to the development of   ION-3 Corporation’s business plan in the next twelve months. Full time means virtually 100% of the time that is required to maintain the business. The loss or unavailability of their services could delay development of our technology and would have a materially adverse effect on our business prospects and potential earning capacity.  We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company in the research and development stage whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable, especially in light of the fact we do not have a commercially viable product.

Changing and unpredictable market conditions may impact the demand for our products

There can be no guarantee that current demand for our intended products will continue. There are several other companies currently developing similar products and if these companies are successful in developing a product like ours  they may file for intellectual property protection before we can, based on the fact that they are larger and have more resources. In such a scenario, our products may no longer be salable to our prospective customers, which would adversely affect our business.

Any significant increase in the cost or disruption in supply of the materials and components used to manufacture our products would have a material adverse effect on our cost of sales.

Although we are in the concept stage of product development, our intended products’ creation depends on a readily available supply of parts and materials.   For example, there is a limited supply of lithium available in the world which means the cost of lithium could increase to a point where a lithium battery may not be economically feasible. In addition, in the event diplomatic relations with foreign countries become strained, free trade barriers may be put into place against or restricting the importation of lithium or other component parts. Should any of the battery’s components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.

We may experience delays in product development if we are unable to retain qualified scientists and engineers.

We are heavily dependent on securing research laboratories and laboratory equipment within certain time frames to successfully develop our product. We are further dependent upon retaining the services of qualified scientists and engineers familiar with our concept technology. Failure to retain such professionals and research facilities would adversely affect our intended product development timeframe and overall business operations.

RISKS RELATED TO OUR COMMON STOCK

Because the company has not, and may never generate revenues, our business may fail prior to us ever beginning operations resulting in a complete loss of any investment made into the company

We have never generated revenues and we may never be able to generate revenues in the future.  As such we may be forced out of business prior to ever beginning operations and generating revenues in which case investors would lose their entire investment.

As a result of being a shell company, resales under Rule 144 are restricted

The shares of common stock under this Prospectus may be resold under Rule 144 only if the conditions of 144(i) are met. Since we are considered a shell company, resales of shares initially issued by the Company are not permitted under Rule 144(i) until 12 months after the Company is no longer considered a shell company and appropriate Form 10 information has been provided. Accordingly, shareholders may have to hold shares indefinitely and may not be able to liquidate the shares should they wish to.

We are controlled by current officers, directors and principal stockholders

Our officers and directors and principal founding stockholders beneficially own approximately 72.4% of the outstanding shares of our common stock. If the full amount of common shares offered through this registration statement is subscribed for, our officers and directors and founding shareholders would control 72.4% of the issued and outstanding common stock.  So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $0.10 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for ION-3 CORPORATION common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:
While ION-3 CORPORATION intends to have a market maker apply for listing on the OTCQB, we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we intend to have a market maker apply to the OTCQB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling stockholders could cause our stock price to decline and we cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our common stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We are currently an emerging growth company and by extending our transition period for meeting certain accounting standards our Financial disclosures will not be as complete as other publicly traded companies.

Since we are electing to extend our transition period for meeting new or revised accounting standards, we will be disclosing financial information that will be less complete than those of companies meeting the higher accounting standards. As such, investors will not have access to the same level of financial disclosure as they would in companies meeting the higher accounting standards. Accordingly, this lower level of financial disclosure may adversely affect an investor’s availability to gain an accurate view of the Company’s financial situation in order to make a fully informed investment decision.

These risk factors, individually or occurring together, would likely have a substantially negative effect on ION-3 CORPORATION business and would likely cause it to fail.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The  $0.10 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “Selling Stockholders”.  Each Selling Stockholder purchased the securities registered hereunder for valid consideration  in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent will be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholders can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus may only be resold under Rule 144 if the conditions of 144(i) are met. Because we are considered a shell company, the selling shareholders are considered underwriters and must sell respective shares at a fixed price of $.10 per share for the duration of the offering. Since we are a shell company, resales of shares initially issued by the Company are not permitted under Rule 144(i) until 12 months after the Company is no longer considered a shell company and appropriate Form 10 information has been provided. There is currently no market for our common stock. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

The Company is registering for offer and sale by the holders thereof 8,920,000 shares of common stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following discusses the relationships of each of the shareholders have or had with the Company.

Before it’s formation the company relied on certain individuals to assist with the initial business set up and the feasibility analysis conducted by Mr. Ellison and Mr. Durand.  The Company set up an advisory board with 5 individuals.

Advisors	Share Issued	Par Value	Type of Services
Harry Bieber	815,000	81.50	Business Advisor
Greg Brozyna	815,000	81.50	Technical Engineering Advisor
Brian Durand	815,000	81.50	Plant Design Advisor
Maurice Sellier	815,000	81.50	Legal Advisor
D Lynn Slaughter	815,000	81.50	Business Advisor

Each Advisory member was given 815,000 shares in exchange for initial advisory and future advisory work.  The company had not commenced operations and the value was the par value of the shares issued.

In addition the company further deemed necessary to seek other certain expertise and agreed to issue shares to the following individuals for consulting services.

Consultants	Share Issued	Par Value	Type of Services
Susan Hoffman	500,000	$50.00	Applications Consultant
Jon Michael Pealy	400,000	$40.00	Applications Consultant
Peter J. Vazquez	25,000	$2.50	Legal Consultant
Lucian Gago	925,000	$92.50	Financial Consultant
Lora Jackson	200,000	$20.00	Applications Consultant
EME Inc.	150,000	$15.00	Technology Consultant
Gary LaPalme	75,000	$75.00	Financial Consultant
Frank Lang	50,000	$50.00	Applications Consultant

Each Consultant was given the shares in exchange for the various consulting work.  The Company had not commenced operations and the value was the par value of the shares.

The Company sold share to the following individuals for the following:

Greg Brozyna	100,000	$10,000
Debra Clarkson	25,000	2,500
Edward Caputa	50,000	5,000
Brian Durand	75,000	7,500
Mike Hyska	75,000	7,500
Gary LaPalme	50,000	5,000

The balance of shares were issued to founders and or founder family members prior to the commencement of the Company’s operations.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Byron Ellison, Trustee, Ellison Family Trust	10,000,000	38.6%	1,000,000	9,000,000	35%
Shawn Durand	7,250,000	28%	725,000	6,525,000	25%
Bruce J. and Mary Black	750,000	2.9%	75,000	675,000	2.6%
Jean-Marc Sellier, Esq.	750,000	2.9%	75,000	675,000	2.6%
Richard Craig	200,000	*	20,000	180,000	*
Nancy Partyka	25,000	*	25,000	-	*
Diane Abbett	50,000	*	50,000	-	*
Margret Abbett	50,000	*	50,000	-	*
Michael Abbett	50,000	*	50,000	-	*
Brian Durand	75,000	*	75,000	-	*
Susan Hoffmann (2)	500,000	1.9%	500,000	-	*
Jon Michael Pealy (2)	400,000	1.5%	400,000	-	*
Peter J. Vazquez, Esq. (2)	25,000	*	25,000	-	*
Lucian Gago (2)	925,000	3.6%	925,000	-	*
Lora Jackson (2)	200,000	*	200,000	-	*
Elemental Metallic Engineering, Inc., or assigns (2)	150,000	*	150,000	-	*
Gary A. LaPalme (2)	75,000	*	75,000	-	*
Frank Lang (2)	50,000	*	50,000	-	*
Harry P. & Grace Bieber	815,000	3.1%	815,000	-	*
Brian Durand	815,000	3.1%	815,000	-	*
D. Lynn Slaughter	815,000	3.1%	815,000	-	*
Maurice J. & Heidi Sellier	815,000	3.1%	815,000	-	*
Gregory J. Brozyna	815,000	3.1%	815,000	-	*
Michael Hyska (3)	75,000	*	75,000	-	*
Brian Durand (4)	75,000	*	75,000	-	*
Edward M. Caputa (3)	50,000	*	50,000	-	*
Gregory J. Brozyna (3)	100,000	*	100,000	-	*
Deborah W. Clarkson (3)	25,000	*	25,000	-	*
Gary A. LaPalme (3)	50,000	*	50,000	-	*
				-	*
TOTAL	25,975,000	100%	8,920,000

*	Less than one percent (1%).
(1)	Assumes current issued and outstanding shares – 25,975,000 common shares
(2)	Indicates shares issued for services provided including technology, legal, application and financial services. None of these service providers has had any material relationship during the past 3 years with the Company or any of its officers and directors.
(3)	Indicates shareholders who purchased shares pursuant to Rule 504 of Regulation D and have not, within the last 13 years, had a material relationship with the Company. Related People
(4)	Brian Durand is the brother of Shawn Durand and serves as an advisory board member. In addition, Diane Abbett, Margaret Abbett, and Michael Abbett are relatives of Shawn Durand. Richard Craig is the son of Byron Ellison, and D. Lynn Slaughter is the daughter of Byron Ellison.
(5)	Shares issued to advisory board members.

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 25,975,000 shares of our common stock issued and outstanding as of March 31, 2013. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 40,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of ION-3 CORPORATION stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of ION-3 Corporation directors.

Preferred Stock

The Company currently has no shares of preferred stock authorized in its Articles of Incorporation.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Florida corporate law, our articles of incorporation and our bylaws. Certain provisions of the Florida Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Florida law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, telephone: (919) 481-4000, fax: (202) 521-3505.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of  Peter J. Vazquez Jr., Esq.,  an independent legal counsel, has provided an opinion and consent on the validity of ION-3 Corporation, Inc’s. issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Stan J. H. Lee, CPA, P.O. Box 436402, San Diego, CA 32143-9402 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding ION-3 Corporation’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
DESCRIPTION OF BUSINESS

General

ION-3 CORPORATION is an emerging growth company. At such time if ever, as we achieve consistent revenue stream from operations, the Company may lose emerging growth company status. During the period we are considered an emerging growth company, we will be exempt from the provisions of Section 404 (b) of the Sarbanes Oxley Act of 2002 and Section 14 (a) and (b) of the Securities Exchange Act of 1934, as amended. We have elected to use the period for complying with new or revised accounting standards under section 102 (b) (1) while we are considered an emerging growth company.

The ION³ Battery is a project of ION³ Corporation, a Florida corporation (“ION³”).  ION³ is a technology development enterprise designed to acquire and incubate next generation technical applications from theoretical concept through manufacturing to product sales.   In the event the sale of concepts and patents or licensing of the Company’s technology appears to be more financially advantageous, the Company is not opposed to considering these options.

The Company intends to pursue the development of a ‘next generation’ Lithium Ion battery which is currently in the concept stage.   The product we are currently researching and developing is called Advanced Solid State Electrolyte Lithium Ion Battery, and abbreviated as “SSE Li-Ion Battery”. The Company intends to pursue a new battery concept with features such as non combustible, longer lasting, greater power output, and less cost that will create an advantage in the existing marketplace. If developed, the SSE Li-Ion battery technology can be utilized for many potential applications. We are recently formed and have not yet developed a prototype of our proposed battery. At this time it is only a concept, however once developed ION-3 intends to file for the intellectual property, processes and any applicable patent rights for the SSE Li-Ion battery.  The concept for the battery technology is based upon the SSE Li-Ion and thin film batteries was first developed by Oak Ridge National Laboratory for the Department of Energy.  ION-3 management studied of the current lithium ion battery market place and realized the need for a non combustible, higher output, longer life lithium ion  battery that is cheaper to produce.  ION-3 initially contracted with EME Engineering Group to do the engineering but that contract was terminated by both parties and ION-3 is interviewing other top engineers and scientist that are experienced with the technology but has not made a selection yet.  Until such time as we have developed our prototype, we will not be able to begin commercial operations.

Ion-3 intends to undertake a 3 year development plan for its battery technology concept and raise a total of $10,100,000 for the technology development.

The first year will be dedicated to the initial engineering and documentation of the design process including the intellectual property, processes, rights and patents.  The company intends on the initial filing of the intellectual property, process and patent during the first year. The company has budgeted $2,000,000 for the first year of development. The incremental costs for the first year are $1375,000 for Engineering, Scientist and Development costs, $100,000 for intellectual property and patent filing costs, and $525,000 for General and Administrative costs.

The second year will be dedicated to prototype development and laboratory testing including establishing  the batteries concepts for the different specific markets.  The company has budgeted $3,600,000 for the second year of development. The second year costs are $2,450,000 for Engineering, Scientist and Development costs, and $1,150,000 for General and Administrative costs.

The third year of development will be dedicated to the design of the commercial manufacturing process and the unique equipment needed for a Boutique and large commercial Battery Manufacturing facilities.  The company has budgeted $2,500,000 for the third year of development and $2,000,000 in additional working capital to complete the development of the SSE Li-Ion battery technology to a commercially viable lithium ion battery. The third year costs are $740,000 for Engineering, Scientist and Development costs, and $1,660,000 for General and Administrative and Marketing costs.

ION-3 CORPORATION has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. ION-3 CORPORATION is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose. We are considered a shell company which means Rule 144 is not available for resale of securities. Shareholders who receive shares from a shell company are considered underwriters with respect to resales. The Shares covered by this Prospectus may only be resold under Rule 144 if the conditions of 144(i) are met. Since we are a shell company, resales of shares initially issued by the Company are not permitted under 144(i) until 12 months after the Company is no longer considered a shell company and appropriate Form 10 information has been provided.

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our products, establishing the functional and design specifications for our product, identifying and contracting for the development of product prototypes and  , developing our ION-3 CORPORATION models and financial forecasts, performing due diligence regarding potential geographic locations most suitable for establishing our offices and identifying future sources of capital.

Currently, ION-3 CORPORATION, Inc. has 2 officers and directors who have assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. We have outsourced the development of our products and have engaged consultants to support certain engineering activities and the product development efforts of our outsource partner. Other than the Officers/Directors, there are no employees at the present time.  We do anticipate hiring employees when the need arises.

ION-3 CORPORATION currently has no intention to engage in a merger or acquisition with an unidentified company.  We may pursue strategic acquisitions of additional technologies which may allow us to expand our activities through diversification.

ION-3 CORPORATION’s fiscal year end is December 31.

Industry Background

The Battery industry for many years was just to make batteries and every so often a better mouse trap by tweaking the existing technology .  In the last decade due to energy, electrical products and technological advancements in a wide variety of products the battery industry has developed new battery technologies to address the new needs.  The need for batteries for small personal devises such as cell phone, computers, tablets and others has caused the industry to continue to develop new and better technologies to support personal consumer and industrial needs.   ION³ has looked at the most current advancements and is pursuing a combination of new battery technologies.

The Market

The Company has not commenced operations and is currently focused on the development of intellectual property relative to the SSE Li-Ion Battery or other technologies. Although several industry applications exist, we have decided to focus our efforts on development and filing of the intellectual property prior to defining various potential applications.

As described above, the Company’s objective is to develop intellectual property for licensing and sale.  Accordingly, upon development of a working engineering model of the SSE Li-Ion battery, the appropriate manufacturing equipment and patents and other intellectual properties would be finalized and the technology itself would be available to be sold or licensed to manufacturers for various fields of use.  We would expect to provide the necessary know-how to purchase and construct the required manufacturing equipment, as well as providing ongoing supporting consulting services as part of our future business. While we anticipate global application, we will only focus on development of the intellectual property at this time.

Competition

ION³ has identified over 96 companies “in the battery business” in the United States, or foreign corporations with offices in the United States, that could be considered “competitors” of the ION³ Battery.  Many of these companies are component suppliers to actual battery manufacturers supplying chemicals, sealed battery containers or internal components such as cathodes, anodes and electrolyte.  Additionally, several universities are pursuing work that could be considered parallel to what ION³ is proposing for the ION³ Battery.  However, ION³ has identified at least five (5) companies and/or universities pursuing a solid state electrolyte lithium ion battery that incorporates thin film manufacturing techniques. Given the fact that we are in the concept stage, we are unable to effectively compete with any entity until such time as we have developed a commercially viable product, if ever. In addition, without significant financial investment, we will be unable to compete with larger more established entities in the same industry.

Employees

Other than our officers and directors and certain consultants, there are no employees of the Company. ION-3 Corporation may be required to hire an attorney on a consultant basis to navigate permit and licensing requirements, but otherwise ION-3 Corporation’s Officers and Directors intend to do whatever work is necessary to bring the Company to the point of earning revenues from the sale of our products or further acquisitions. All operational functions such as customer service representatives, telemarketing, warehousing and fulfillment are planned to be outsourced. Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

ION-3 CORPORATION has not yet implemented any board committees as of the date of this Prospectus.

Directors

ION-3 CORPORATION is authorized to have no more than seven directors. However, in no event may ION-3 CORPORATION have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such additional persons.

DESCRIPTION OF PROPERTY

ION-3 CORPORATION corporate office is located at 1460 NE 57th Court, Fort Lauderdale, Florida 33334 and our telephone number is (954) 684-0679.   The current space is provided by Mr. Ellison at no compensation. The Company intends to lease office space when it achieves the financial capacity to support a commercial lease.

ION-3 CORPORATION management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  ION-3 CORPORATION does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  ION-3 CORPORATION’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a technology development stage company, incorporated on January 31, 2012 and have not started operations or generated or realized any revenues from our business operations. The company is designed to acquire and develop technical applications from theoretical concept through manufacturing and product sales.  Currently we are engaged in the development of a next generation Lithium Ion battery concept. . See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company.

During the next 12 months, The Company will seek an additional $2 million for the primary purpose of completing and filing all intellectual property. During the next 12 months, we will seek $3 million for the purpose of identifying engineering specifications for design and manufacturing equipment as well as to identify facility location. In year 3, $5 million will be required to build a facility and set up suppliers, which leads to commercialization of the product at the end of the third year.

Our Officers and Directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private placement capital. As of March 31, 2013 we had $9,974 cash on hand.  We had total expenses of $62,62538   which were related to start-up costs.

To date, the Company has not fully implemented its planned principal operations or strategic business plan.  ION-3 CORPORATION is attempting to secure sufficient monetary assets to increase operations. ION-3 CORPORATION cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

Our intended plan of operations is to start initial manufacturing of our lithium battery product and implement the necessary sales and marketing support to begin generating revenue.  If ION-3 CORPORATION does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing. ION-3 CORPORATION cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

ION-3 CORPORATION management may incur limited research and development costs within the next twelve months (12) to provide additional products and features to the product family.

ION-3 CORPORATION currently does not own any significant plant or equipment that it would seek to sell in the near future.

ION-3 CORPORATION management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has not paid for expenses on behalf of any directors.  Additionally ION-3 CORPORATION believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future, however is currently considered a technology development Company that seeks to acquire and develop technical applications from theoretical concept through manufacturing to product sales and may develop unrelated technologies or different applications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to ION-3 CORPORATION who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership	Percent of class
Common Stock	Byron Ellison, Trustee, Ellison Family Trust	10,000,000	38.6%

Common Stock	Shawn Durand	7,250,000	28.0%

Common Stock	Bruce J. & Mary Black	750,000	2.9%

Common Stock	Jean-Marc Sellier	750,000	2.9%

The percent of class is based on   25,925,000 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

ION-3 CORPORATION does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Byron Ellison	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Shawn Durand	2012	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date bonuses shares have been granted to management for achievement of certain goals in the initial phase of establishing the Company’s operation and organization. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation other than reimbursement for expenses incurred during their duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, we intend to enter into employment agreements with our key executives and other members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of March 31, 2013 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Byron Ellison	76	Chief Executive Officer and Director	Inception
Shawn Durand	57	Chief Financial Officer, Vice President of Finance	Inception
Bruce J. Black	76	Executive Vice President of Engineering	Inception
Jean-Marc Sellier	47	Vice President/Legal	Inception

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Byron Ellison, CEO/President, is an electronics engineer by profession who spent the first sixteen years of his career with RCA and the U.S. government.  He was assigned to White Sands Missile Range in 1957 and went on to Cape Canaveral and the Atlantic Missile Range later serving as Director of Ground Systems in NASA’s Mercury Project.

He spent several years at RCA’s home office in Camden, New Jersey, preparing engineering studies and marketing proposals for RCA’s Government Services Division specializing in instrumentation systems.

He was RCA’s lead engineer at the U.S. Navy’s Atlantic Fleet Weapons Range (AFWR) project in Puerto Rico during its modernization program and for five years he was the Senior Project Planning Engineer at the U.S. Navy’s Atlantic Undersea Test and Evaluation Center (AUTEC) in the Bahamas with project responsibility for site selection, land acquisition, and diplomatic negotiations in establishing a Status-of-Forces agreement with the United Kingdom.

In 1968 he switched careers, bought a Beech Aircraft dealership in Ft. Lauderdale and started a Commuter Airline with service to the Bahamas.  He subsequently purchased a Bahamian Airline and over the next 20 years went on to be the President, Chairman or Managing Director of eight U.S. and foreign international airlines providing scheduled and charter service on five continents from the Indian Ocean to the Middle East. Several of these airlines reported 9-figure revenue and 8-figure profits.

He took time out to become a stock broker, attended New York Institute of Finance and headed the Investment Banking operations of two Florida brokerage firms for a brief two year period in the early 1970’s.

He spent nine years as the CEO of a conglomerate which simultaneously owned 28 Burger Kings restaurants, a freight airline with ten jets and jet prop aircraft, a travel agency, two tour companies, a 185,000 Sq.Ft. office park in Atlanta, 98 residential real estate properties in Florida, a heavy equipment and aircraft leasing company, 14 commercial properties in Atlanta and a private investment fund with nine figure assets.

As a principal business for the last twenty years, Mr. Ellison has been using his broad experience in corporate financial structuring by consulting, and served the Bankruptcy Court System as a Turn-Around Specialist. During that period he was the Court appointed CEO of a telephone company in Ohio, the CEO of a commercial airline in Arizona and successfully reorganized the turnaround of eight other Chapter 11 companies.

He has been the Managing Director of Guinness Management Limited, a company with 8-figure total assets since 1988 both on a part time and full time basis.

Jean-Marc Sellier, Vice President/Legal is a former Partner in the Chengdu, China office of Law Offices of Perliss & Gross. Mr. Sellier is a native of England, born of Corsican and Austrian parents. He earned his Bachelor of Law degree from the University of London in 1991, and his Jurist Doctorate from Oklahoma City University, School of Law, in 1996. He has recently lectured in China at the behest of the United States Department of State on the subject of U.S. patent and copyright law. He is the son of a British Barrister, and his grandfather, uncles and great uncles are the founders and successive partners of the oldest continually operating law firm in the Western Hemisphere, J.D. Sellier and Sons (formerly New Orleans, now Trinidad). Mr. Sellier specializes in Intellectual Properties Law, and Immigration Law.  Mr. Sellier has lived and worked in Trinidad, Haiti, China, The Bahamas, Bahrain, England, France and the United States. Mr. Sellier is admitted to practice law, in addition to the United Kingdom (with Solicitor credentials) and the European Union, in the States of California, and Oklahoma; The United States District Court for the Southern District of California; The United States District Court for the Central District of California; and The United States Court of Appeals for the 9th Circuit. Mr. Sellier holds memberships in the following legal organizations: International Legal Fraternity of Phi Delta Phi; American Immigration Lawyers Association; American Trial Lawyers Association; American Bar Association; Los Angeles County Bar Association. He currently practices in San Jose, California, where he is a sitting judge.

Shawn Durand – V.P. Finance & CFO – Mr. Durand has been President and owner of multi-state commercial and residential mortgage company and insurance agencies from 1998 to 2011.  In 2002 he acquired 4 multi line property and casualty insurance agencies which he now operates under a consolidated umbrella.  Between 1991 and 1997 Mr. Durand held various positions as Director, President, Executive Vice President, and CFO, for a group of three (3) companies that were consolidated, merged and financed through a public offering and listed on NASDAQ. These companies specialized in industrial mineral processing and manufacturing, specialty coatings and mining operations.  Between 1978 and 1991 (12 years) Mr. Durand was with the Minnesota Department of Revenue as an auditor of corporate and individual tax returns, later as Assistant to the Director of the Individual Income Tax Division, and finally as Manager of the Technical Training Program which include all audit, enforcement, policy and computer training for the department, with further responsibility for the for the writing and updating of the Departments Technical Policy and Procedural manuals. He has been the Chief Financial Officer of two public companies with full financial and Security and Exchange Commission reporting responsibilities.

Bruce J. Black, Executive Vice President/Engineering - Mr. Black is a Registered Professional Engineer (Florida) with over 45 years experience in electrical and electronic engineering.  He is a graduate of the University of Florida (BSEE – 1964) with post graduate studies in advanced electrical engineering at UCLA, Florida Institute of Technology and the University of South Florida. He also attended one year of law school at the University of Florida Holland Law Center.  He was employed by RCA at the Missile Test Project, Cape Canaveral, Florida, for three years specializing in telemetry instrumentation and space communications on various projects from Grand Bahama Island to Ascension Island (South Atlantic) to Navy shipyards to instrumentation ships at sea. Thereafter his career included four years as a Project Engineer with Geospace Systems Corporation, four years with Electronic Communications, Inc. performing satellite communications designs, seven years with ABA Electromechanical  Systems, Inc. as Manager of Software Development, nine years with Kintec Corporation designing solid state missile and aircraft tracking systems, and finally retired from Atlantic Positioning Systems after thirteen years as Group Manager of the Software and Electrical Design Group. For a five year period between employments by others, Mr. Black was self employed as a private engineering consultant to various agencies of the United States and Canadian governments. He is a U. S. Army Signal Corps veteran having served in the United States and Germany. He has held a First Class (FCC) Radio Telephone License since he was a teenager, and is an active Radio Amateur (N4RSQ).  He is a member of the SPIE, and a member of Space Pioneers (Canaveral – 1960). He is married to Mary Gray Black (47 years) who is a City Commissioner serving her third term.

Board Committees

ION-3 Corporation has not yet implemented any board committees as of the date of this prospectus.

Employees

ION-3 Corporation works with several outside consultants who have substantial industry experience and who have dedicated time and effort on behalf of the Company. While these individuals are currently pursuing other employment and consulting assignments they have expressed an interest in establishing a relationship with the Company when the Company is financially capable of emerging them. There are no current consulting agreements in connection with the research and development of the battery described herein.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  ION-3 CORPORATION and its management make no representation about the present or future value of ION-3 CORPORATION’s common stock.

As of the date of this prospectus, there are 25,975,000 shares of our common stock issued and outstanding.  There are no other outstanding options or Units to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement. There is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document, all shares of common stock outstanding are held by 25 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors and key consultants of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of ION-3 CORPORATION must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

☐	The Officer and Director;
☐	Any person proposed as a nominee for election as a director;
☐	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
☐	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is Stan J. H. Lee, C.P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Florida law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ION-3  CORPORATION
(A  DEVELOPMENT  STAGE  COMPANY)

FINANCIAL  STATEMENTS
March 31, 2013

ION-3 CORPORATION
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
March 31, 2013
(Unaudited)

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
BALANCE SHEETS

ASSETS
	As of
	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Current Assets

Cash in bank	$9,974	$10,516

Total Current Assets	$9,974	$10,516

Other Assets

Total Assets	$9,974	$10,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Due to officers	$3,262	$3,262
Legal fees - SEC filing	$29,458	$30,000

Total Current Liabilities	$32,720	$33,262

Stockholders’ Equity (Deficit)

Common stock, 40,000,000 authorized
@ .0001 par value, 25,975,000 issued
and outstanding, March 31, 2013 and December 31, 2012, respectively	$2,598	$2,598
Additional paid-in capital	$36,652	$36,652
Retained earnings	$(61,996)	$(61,996)

Total Stockholders’ Equity	$(22,746)	$(22,746)

Total Liabilities and Stockholders’ Equity	$9,974	$10,516

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF OPERATIONS

		Cumulative January 31, 2012 (Date of Inception) to March 31, 2013
	3-months period ended January 1, 2013 to March 31, 2013

	(Unaudited)	(Unaudited)

Revenue	$-	$-

Expenses

Start up costs aand filing fees	(542)	(62,538)
	-	-

Net Income (Loss)	$(542)	$(62,538)

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
FROM JANUARY 31, 2012 (INCORPORATION DATE) TO MARCH 31, 2013
(Unaudited)

					Cumulative
				Addl.	Retained
		No.of	Common	Paid-In	Earnings
	Date	Shares	Stock	Capital	(Deficit)	Total
Stock
Issued	3/21/2012	19,200,000	1,920	27,092		29,012
	4/4/2012	6,400,000	640	9,030		9,670
	6/28/2012	325,000	33	459		492
	9/28/2012	50,000	5	71		76
		25,975,000	2,598	36,652	-	39,250

Net loss
January 31, 2012 (Date of Inception)
To December 31, 2012		-	-	-	(61,996)	(61,996)

		25,975,000	2,598	36,652	(61,996)	(22,746)

Net income (loss)-
January 1, 2013 to
March 31, 2013 (Unaudited)		-	-	-	(542)	(542)

		25,975,000	2,598	36,652	(62,538)	(23,288)

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENT OF CASH FLOWS

		Cumulative January 31, 2012 (Date of Inception) to March 31, 2013 (Unaduited)
	3-months period ended January 1, 2013 to March 31, 2013 (Unaduited)

Cash Flows From Operating Activities:

Net loss	(542)	(62,538)

Net cash used in operating activities	(542)	(62,538)

Cash Flows From Investing Activities:

Net cash used in investing activities	0	0

Cash Flows From Financing Activities:

Issurance of Corporate Stock
Stock	0	39,250
Proceeds from officer debt	0	3,262
SEC filing fees (paid)	0	30,000
Net cash from financing activities	0	72,512

Net Increase In Cash	(542)	9,974

Cash, beginning of period	10,516	-

Cash, end of period	9,974	9,974

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS
MARCH 31,2013

NOTE 1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

ION - 3 Corporation is a development stage company which was incorporated January 31, 2012. The Corporation is a technology development company designed to acquire and develop next generation technical applications from theoretical concept through manufacturing to product sales. The Corporation is in the development state of existence and has not commenced operations.

Going Concern Consideration

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not had any revenue since its inception and requires capital for its contemplated operation and marketing activities to take place. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3) RELATED PARTY TRANSACTIONS

The President of the Company provides management and office premises to the Company for no compensation.

NOTE 4) COMMON SHARES

At inception, the Company authorized the issue of 40,000,000,000 common shares of the company at par value of $.0001 and authorized the issue of 25,975,000 common shares at March 31,2013.

NOTE 5) INCOME TAXES

The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount is as follows:

March 31, 2013
Deferred tax attributed:	$21,699
Net operating loss carryover	(0)
Less change in valuation allowance	(21,699)
Net deferred tax asset	$-0-

NOTE 6) SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through, the date of available issuance of these unaudited financial statements. During this period, the Company did not have any material recognizable subsequent events.

ION-3 CORPORATION
(A DEVELOPMENT STAGE COMPANY)

AUDITED FINANCIAL STATEMENTS
From January 31, 2012
(Date of Inception)
 to December 31, 2012

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
CONTENTS
FROM JANUARY 31, 2012 (DATE OF INCEPTION) TO DECEMBER 31, 2012

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209* Fort Lee *NJ 07024
P.O. Box 436402 *San Diego * CA 92143-9402
619-623-7799 *Fax 619-564-3408 * E-mail: stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ION-3 CORPORATION

We have audited the accompanying balance sheets of ION-3 CORPORATION ”the Company”) as of December 31, 2012 and the related statements of operation, shareholders’ equity (deficit) and cash flows for the period beginning January 31, 2012 (its inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of ION-3 CORPORATION as of December 31, 2012 ,and the results of its operation and its cash flows for the period aforemen- tioned in conformity with the U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H.Lee, CPA
----------------------------------

Stan J.H. Lee, CPA
May 31, 2013
Fort Lee, NJ, 07024

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
BALANCE SHEET

ASSETS
December 31,
2012
Current Assets	Audited

Cash in bank	$10,516

Total Current Assets	10,516

Total Assets	$10,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Due to officers	3,262
Legal fees - SEC filing	30,000

Total Current Liabilities	33,262

Stockholders’ Equity

Common stock, 40,000,000 authorized
@ .0001 par value, 25,975,000 issued
and outstanding	2,598
Additional paid-in capital	36,652
Retained earnings	(61,996)

Total Stockholders’ Equity	(22,746)

Total Liabilities and Stockholders’ Equity	10,516

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF OPERATIONS
FROM JANUARY 31, 2012 (DATE OF INCEPTION) TO DECEMBER 31, 2012

January 31, 2012
(Date of Inception)
to December 31, 2012

Revenue	$-

Expenses
Start up costs and filing fees	61,996
-

Net Income (loss)	(61,996)

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENT OF SHAREHOLDERS EQUITY (DEFICIT)
FROM JANUARY 31, 2012 (DATE OF INCEPTION) TO DECEMBER 31, 2012

				Addl.	Accumulated
		Number of	Common	Paid-In	Retained
	Date	Shares	Stock	Capital	Earnings (Deficit)	Total
Common Stocks
Issued	3/21/2012	19,200,000	1,920	27,092		29,012
	4/4/2012	6,400,000	640	9,030		9,670
	6/28/2012	325,000	33	459		492
	9/28/2012	50,000	5	71		76
		25,975,000	2,598	36,652	-	39,250

Net loss
January 31, 2012 to
December 31, 2012
		-	-	-	(61,996)	(61,996)

Balance sa of 12/31/2012		25,975,000	2,598	36,652	(61,996)	(22,746)

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
STATEMENT OF CASH FLOWS
FROM JANUARY 31 , 2012 (INCEPTION) TO DECEMBER 31, 2012

January 31, 2012
(Date of Inception)
to December 31, 2012

Cash Flows From Operating Activities:	$-

Net loss for the period	(61,996)

Net cash used in operating activities	(61,996)

Cash Flows From Investing Activities:

Net cash used in investing activities	0

Cash Flows From Financing Activities
Issurance of Corporate Stock	39,250
Proceeds from officer debt	3,262
SEC filing fees	30,000
Net cash from financing activities	72,512

Net Increase In Cash	10,516

Cash, beginning of period	-

Cash, end of period	10,516

See Notes to Financial Statements

ION - 3 CORPORATION
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS
FROM JANUARY 31, 2012 (DATE OF INCEPTION) TO DECEMBER 31, 2012

NOTE 1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

ION - 3 Corporation is a development stage company which was incorporated January 31, 2012. The Corporation is a technology development company designed to acquire and develop next generation technical applications from theoretical concept through manufacturing to product sales. The Corporation is in the development state of existence and has not commenced operations.

Going Concern Consideration

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not had any revenue since its inception and requires capital for its contemplated operation and marketing activities to take place. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Development Stage Company
The Company complies with Financial Accounting Standards Codification (“ASC”) 915 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage enterprise.

Financial Instrument
Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. FASB ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, including cash equivalents and accounts payable, approximate their market values as of December 31, 2012.

Income Taxes
The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2012, a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Net Income (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3) RELATED PARTY TRANSACTIONS
The President of the Company provides management and office premises to the Company for no compensation.

NOTE 4) COMMON SHARES

At inception, the Company authorized the issue of 40,000,000,000 common shares of the company at par value of $.0001 and authorized the issue of 25,975,000 common shares at December 31, 2012.

NOTE 5) INCOME TAXES

The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount is as follows:

December 31, 2012
Deferred tax attributed:	$21,699
Net operating loss carryover	(0)
Less change in valuation allowance	(21,699)
Net deferred tax asset	$-0-

NOTE 6) SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through, the date of available issuance of these audited financial statements. During this period, the Company did not have any material recognizable subsequent events.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

ION-3 Corporation Bylaws provide for the indemnification of a present or former director or officer.  ION-3 CORPORATION indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Florida law also provides for discretionary indemnification for each person who serves as or at ION-3 CORPORATION request as an officer or director.  ION-3 CORPORATION may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, ION-3 CORPORATION best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Florida Law

Pursuant to the provisions of Florida law, ION-3 CORPORATION shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by ION-3 CORPORATION in connection with the sale of the common stock being registered. .  ION-3 CORPORATION has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$55,000
SEC Electronic Filing	$2,000
Transfer Agent	$1,000
Total	$58,000

RECENT SALES OF UNREGISTERED SECURITIES

During the past year ION-3 CORPORATION issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued   375,000 shares of its common stock in private transactions for total consideration of $37,500 and   25,600,000 shares were issued to various individuals for services rendered. The Company believes that the issuance of such shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. In addition, the Company believes that the issuance is also exempt under Rule 504 of Regulation D of the Securities Act of 1933, as amended.

Name	Shares Beneficially Owned	Date of Purchase	Consideration
Byron Ellison, Trustee, Ellison Family Trust	10,000,000	21-Mar-12	Founder
Shawn Durand	7,250,000	21-Mar-12	Founder
Bruce J. and Mary Black	750,000	21-Mar-12	Founder
Jean-Marc Sellier, Esq.	750,000	21-Mar-12	Founder
Richard Craig	200,000	21-Mar-12	Gift from Founder
Nancy Partyka	25,000	21-Mar-12	Gift from Founder
Diane Abbett	50,000	21-Mar-12	Gift from Founder
Margret Abbett	50,000	21-Mar-12	Gift from Founder
Michael Abbett	50,000	21-Mar-12	Gift from Founder
Brian Durand	75,000	21-Mar-12	Gift from Founder
Susan Hoffmann	500,000	4-Apr-12	Application Consultant
Jon Michael Pealy	400,000	4-Apr-12	Application Consultant
Peter J. Vazquez, Esq.	25,000	4-Apr-12	Legal Consultant
Lucian Gago	925,000	4-Apr-12	Financial Consultant
Lora Jackson	200,000	4-Apr-12	Application Consultant
Elemental Metallic Engineering, Inc., or assigns	150,000	4-Apr-12	Technology Consultant
Gary A. LaPalme	75,000	4-Apr-12	Financial Consultant
Frank Lang	50,000	4-Apr-12	Application Consultant
Harry P. & Grace Bieber	815,000	4-Apr-12	Advisory Board Consultant
Brian Durand	815,000	4-Apr-12	Advisory Board Consultant
D. Lynn Slaughter	815,000	4-Apr-12	Advisory Board Consultant
Maurice J. & Heidi Sellier	815,000	4-Apr-12	Advisory Board Consultant
Gregory J. Brozyna	815,000	4-Apr-12	Advisory Board Consultant
Michael Hyska	75,000	28-Jun-12	$7,500
Brian Durand	75,000	28-Jun-12	$7,500
Edward M. Caputa	50,000	28-Jun-12	$5,000
Gregory J. Brozyna	100,000	28-Jun-12	$10,000
Deborah W. Clarkson	25,000	28-Jun-12	$2,500
Gary A. LaPalme	50,000	28-Sep-12	$5,000

TOTAL	25,975,000

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on January 31, 2012 *
3.2	Amendment of Articles of Incorporation filed on March 9, 2012 *
3.3	By-laws adopted on 4 February 2012 *
4.1	Specimen Common Stock Certificate *
5.1	Opinion of Peter J. Vazquez Jr., Esq. *
23.1	Consent of Stan J. H. Lee, C.P.A. **
23.2	Consent of Peter Vazquez Jr., Esq. (see exhibit 5.1) *

*	Previously filed
**	Filed as part of this registration

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida on ________, 2013.

ION-3 CORPORATION

By:	/s/ Byron Ellison
Byron Ellison, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on __________,  2013:

Signature	Title

/s/ Byron Ellison	Chief Executive Officer, Principal Executive Officer, and Director
Byron Ellison

/s/ Shawn Durand	Chief Financial Officer and Principal Accounting Officer and Director
Shawn Durand

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX OF EXHIBITS

INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation filed on January 31, 2012 *
3.2	Amendment of Articles of Incorporation filed on March 9, 2012 *
3.3	By-laws adopted on 4 February 2012 *
4.1	Specimen Common Stock Certificate *
5.1	Opinion of Peter J. Vazquez Jr., Esq. *
23.1	Consent of Stan J. H. Lee, C.P.A. **
23.2	Consent of Peter Vazquez Jr., Esq. (see exhibit 5.1) *

*	Previously filed
**	Filed as part of this registration